Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our independent registered public accounting firm’s report dated May 5, 2009 on the consolidated balance sheets as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years ended December 31, 2008 and 2007 and for the period from February 26, 1998 (Inception) through December 31, 2008, included in  Human BioSystems’ Form 10-K, into the Company’s previously filed Registration Statements on Form S-8 (File Nos. 333-101311, 333-110339 and 333-115519).

/s/ L.L. Bradford & Company, LLC

Las Vegas, Nevada

May 5, 2009